UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 29, 2013

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 29, 2013, the independent members of the Board of Directors (the "Board") of The Hartford Financial Services Group, Inc. (the "Company") approved a performance share award to Liam McGee, the Company’s Chairman, President and Chief Executive Officer, with grant date value of $5 million. In addition, on October 29, 2013 the Compensation and Management Development Committee of the Board (the "Committee") approved awards consisting of 50% restricted stock units and 50% performance shares to named executive officers Christopher Swift, Douglas Elliot, Alan Kreczko and Robert Rupp (together with the award to Mr. McGee, the "Awards"). Each of Mr. Swift and Mr. Elliot received Awards with a grant date value of $2 million and each of Mr. Kreczko and Mr. Rupp received Awards with a grant date value of $1.2 million. The Awards were granted in recognition of the successful leadership of the Company’s transformation efforts to date, progress toward delivering greater value to shareholders and the ongoing work necessary to achieve The Company's strategic objectives.

The Awards were granted on October 30, 2013 under the Company’s 2010 Incentive Stock Plan. The Awards will be payable in shares of the Company’s common stock when they vest on October 30, 2018, subject to: (i) the named executive officer’s continued employment with the Company and (ii) in the case of the performance shares, the Company’s achievement of specified performance criteria.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

November 1, 2013	By:	Donald C. Hunt

Name: Donald C. Hunt
Title: Vice President, Associate General Counsel and Secretary